                                                                    EXHIBIT 99.9



                             STOCK OPTION AGREEMENT


      AGREEMENT, dated as of January 31, 1999, between GlobeComm, Inc. (the "Company"), a Delaware corporation doing business at 11 Broadway, Suite 660, New York, New York and Frank Graziano (the "Consultant") residing at _______________ _________________________. The Company and the Consultant are collectively referred to as the "Parties."

      WHEREAS, the Consultant has performed consulting services for the Company; and

      WHEREAS, the Company desires to partly compensate the Consultant by granting to the Consultant options to purchase the Company's common stock, and the Consultant desires to be partly compensated for his services by accepting the grant of options to purchase the Company's common stock;

      NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:


SECTION I.        OPTION TO PURCHASE SHARES

      1.1. Option. The Company hereby grants, as of the date of this Agreement, and as subsequently amended on the attached Schedule A, to the Consultant an irrevocable option (the "Option") to purchase shares of Class A Common Stock (the "Shares") at the purchase per share indicated on Schedule A (the "Purchase Price"). This option is not intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended nor to qualify as an incentive stock option.

      1.2. Exercise of Option. In the event the Consultant wishes to exercise the Option, the Consultant shall send a written notice to the Company (the "Stock Exercise Notice") specifying a date for the closing of such purchase.

      1.3. Vesting. The Option is fully vested and may be exercised, in accordance with the terms of this Agreement, upon its grant.

      1.4. Transferability. No Option shall be transferable except by will or the laws of descent and distribution. An Option shall be exercisable during the Consultant's lifetime only by the Consultant.

      1.5.      Duration of Options.  Options may be exercised for terms of up to but not exceeding ten (10) years from the date of grant.
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                                                                    EXHIBIT 99.9

SECTION II.       THE CLOSING

      2.1. Closing Date. Any closing hereunder shall take place on the date specified by the Consultant in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., at the offices of the Company, or at such other time and place as the Parties hereto may agree (the "Closing Date"). On the Closing Date, the Company will deliver to the Consultant a certificate or certificates, duly endorsed, representing the Shares and the Consultant will purchase such Shares from the Company at the price per Share equal to the Exercise Price.

      2.2. Payment. Payment of the Purchase Price shall be made by certified or official bank check.

      2.3. Legends. The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Act").


SECTION III.      REPRESENTATIONS AND WARRANTIES OF THE CONSULTANT

      3.1. Investment Representation. The Consultant represents and warrants to the Company that the Consultant is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Act.

      3.2. Restricted Securities. The Consultant represents and warrants to the Company that the Consultant is an Accredited Investor as defined in Rule 501 promulgated under the Act. The Consultant understands that, if and when it exercises the Option, the Consultant will be acquiring restricted securities under applicable federal securities laws, and may dispose of such Shares only pursuant to an effective registration statement under the Act or an exemption from registration if available. The Consultant represents and warrants to the Company that the Consultant is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Act.


SECTION IV.       RIGHT OF FIRST REFUSAL

      If, at any time after the Closing Date, the Consultant proposes to sell all or any part of the Shares in a transaction not required to be registered under the Act, it shall give the Company the opportunity, in the following manner, to purchase such Shares:

      4.1. Notice. The Consultant shall give notice to the Company in writing of its intent to sell Shares (a "Disposition Notice"), specifying the number of Shares to be sold, the price and the material terms of any agreement relating thereto. The Disposition Notice may be given at any time, including prior to the giving of any Stock Exercise Notice.
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                                                                    EXHIBIT 99.9


      4.2. Right to Purchase. The Company or its designee shall have the right, exercisable by written notice given to the Consultant within five (5) days after receipt of a Disposition Notice, to purchase all, but not less than all, of the Shares specified in the Disposition Notice at the price set forth in the Disposition Notice.

      4.3. Closing. If the Company exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within five (5) days after the notice of such exercise; provided, however, that at any time prior to the closing of the purchase of Shares hereunder, the Consultant may determine not to sell the Shares and revoke the Disposition Notice and, by so doing, cancel the Company's right of first refusal with respect thereto.

      4.4. Right to Sell. If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise, the Consultant shall be free for thirty (30) days following the expiration of such time for exercise to sell or enter into an agreement to sell the Shares specified in the Disposition Notice, at the price specified in the Disposition Notice or any price in excess thereof and otherwise on substantially the same terms set forth in the Disposition Notice; provided, that if such sale is not consummated within such 30-day period, then the provisions of this Section 4 will again apply to the sale of such Shares.


SECTION V.        INFORMATION

      Upon written request by the Consultant, the Company shall furnish to the Consultant such information regarding the Company and its operation as shall be reasonably necessary to enable the Consultant to make a decision as to whether or not to exercise the Option; provided, however, that in no event shall the Company be required to furnish information which constitutes trade secrets or other proprietary information or the furnishing of which would be unduly burdensome, financially or otherwise, to the Company.


SECTION VI.       ADJUSTMENT FOR CHANGES IN THE STOCK

      6.1. Stock Reclassification. In the event the shares of Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then there shall be substituted for or added to each share of Stock theretofore or thereafter subject to an Option the number and kind of shares of capital stock or other securities into, which each outstanding share of Stock shall be changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. The price and other terms of outstanding Options shall also be appropriately amended to reflect the foregoing events. In the event there shall be any other change in the number or kind of outstanding shares of the Stock, or of any capital stock or other securities into which the Stock shall have been changed or for which it shall have been exchanged, if the Board of Directors shall, in its sole discretion, determine that the change

                                                                    EXHIBIT 99.9


equitably requires an adjustment in any Option theretofore granted, then adjustments shall be made in accordance with its determination.

      6.2. Fractional Shares. Fractional shares resulting from any adjustment in Options pursuant to this Section 6 may be settled in cash or otherwise as the Board of Directors shall determine.

      6.3. Notice. Notice of any adjustment shall be given by the Company to the Consultant in accordance with the requirements for providing notice to a Party set forth in Section 7.7.

      6.4. Sale of the Assets of the Company, etc. Notwithstanding Section 6.1, the Board of Directors shall have the power, in the event of the disposition of all or substantially all of the assets of the Company, or the dissolution of the Company, or the merger or consolidation of the Company, or the making of a tender offer to purchase all or a substantial portion of outstanding Stock of the Company, to amend this Agreement (upon such conditions as it shall deem fit) to (i) permit the exercise of the Options described herein prior to the effective date of the transaction and to terminate all unexercised Options as of that date, or (ii) require the forfeiture of all Options, provided the Company pays to the Consultant the excess of the fair market value of the Stock subject to the Option (as determined by the Board of Directors if the Company's common stock is not then freely tradable) over the exercise price of the Option.


SECTION VII.      PUBLIC OFFERING OF COMPANY'S COMMON STOCK

      7.1. Lock-Up Agreement. Consultant, if requested by the Company and the lead underwriter of any public offering of the common stock or other securities of the Company (the "Lead Underwriter"), hereby irrevocably agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in any common stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire common stock (except common stock included in such public offering or acquired on the public market after such offering) during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act, or such shorter period of time as the Lead Underwriter shall specify. Consultant further agrees to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agrees that the Company may impose stop-transfer instructions with respect to such common stock subject until the end of such period. The Company and Consultant acknowledge that each Lead Underwriter of a public offering of the Company's stock, during the period of such offering and for the 180-day period thereafter, is an intended beneficiary of this Section 7.

      7.2. No Amendment or Waiver. During the period from identification as a Lead Underwriter in connection with any public offering of the Company's common stock until the earlier of (i) the expiration of the lock-up period specified in
Section 7.1 in connection with such offering or (ii) the abandonment of such offering by the Company and the Lead Underwriter, the
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                                                                    EXHIBIT 99.9


provisions of the Section 7 may not be amended or waived except with the consent of the Lead Underwriter.


SECTION VIII.     MISCELLANEOUS

      8.1. No Third Party Beneficiaries. This Agreement shall not confer any rights of remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      8.2. Default. In the event a Party fails to comply with the terms of this Agreement, any other Party to this Agreement shall be entitled to (a) injunctive relief, as a matter of right, in any court of competent jurisdiction; (b) any other relief or remedy that may be available pursuant to this Agreement or at law or equity.

      8.3. Waivers. The waiver by the undersigned of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

      8.4. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the construction and interpretation of this Agreement.

      8.5. Severability. The invalidity of all of any part of any section of this Agreement shall not render invalid the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provisions shall be interpreted to be only so broad as is enforceable.

      8.6. Binding Effects. This Agreement shall not be assigned by any Purchaser without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Parties, their heirs, personal representatives, successors, and permitted assignees.

      8.7. Notices. Any notices provided pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand, upon receipt thereof; (ii) if mailed, three (3) days after deposit in the U.S. mails, postage prepaid, certified mail return receipt requested, or (iii) if sent via overnight courier upon receipt. All notices shall be addressed to the parties at the respective addresses indicated herein. Either party may change its address by giving written notice to the other in accordance with the terms of this paragraph.

      8.8. Entire Agreement. This writing contains the entire agreement of the Parties. The Parties are not bound by any oral statements that are made outside of this Agreement.

      8.9. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed of the laws of the State of Delaware.
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                                                                    EXHIBIT 99.9


      WHEREAS, the Parties have signed their names to this Agreement on the date as above written:



GLOBECOMM, INC.



/s/ Debbie McClister
-------------------------------------
By:  Debbie McClister
Title:   Executive Vice President and
         Chief Financial Officer


CONSULTANT


/s/ Frank Graziano
-------------------------------------
Frank Graziano

                                                                    EXHIBIT 99.9


                             STOCK OPTION AGREEMENT
                                   SCHEDULE A



---------------------------------------------------------------------------------
                                 FRANK GRAZIANO

---------------------------------------------------------------------------------
      EXERCISE PRICE                GRANT DATE              OPTIONS GRANTED
---------------------------------------------------------------------------------
           $5.00                     1/31/99                      40
---------------------------------------------------------------------------------
           $5.00                     2/28/99                     3,380
---------------------------------------------------------------------------------
           $5.00                     3/31/99                     1,650
---------------------------------------------------------------------------------